Exhibit 99.1

Contact:
Patriot National Bank	Christopher D. Maher	Robert F. O’Connell
900 Bedford Street	President & CEO	Sr. EVP & CFO
Stamford, CT 06901	203 251-8265	203 252-5926

Patriot National Bancorp Earns $909,000 in First Nine Months of 2012;

Restructuring Initiatives Lead to Greater Operating Efficiencies

Stamford, Connecticut – November 29, 2012, Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK,” “Patriot”), the parent of Patriot National Bank (the “Bank”), today reported it earned $909,000, or $0.02 diluted income per share, for the nine months ended September 30, 2012 compared to a net loss of $15.9 million, or $0.41 diluted loss per share, for the nine months ended September 30, 2011. For the quarter ended September 30, 2012 Patriot earned $18,000 compared to $255,000 for the third quarter a year ago.

“In the third quarter we reduced operating expenses by 8.6% compared to the preceding quarter and posted our fifth consecutive quarter of profitability,” stated Michael Carrazza, Chairman of the Board. “We are on track to surpass our targeted levels of asset quality improvement by year-end and will continue to implement our core earnings profitability strategies in the fourth quarter.”

Financial Highlights:

•	Total Capital to Risk Weighted Assets was 14.78% for Patriot and 14.45% for the Bank at September 30, 2012. The Tier 1 Leverage Capital Ratio was 9.60% for Patriot and 9.37% for the Bank.

•	Non-interest operating expenses declined 5.0% in the current quarter compared to the same quarter a year ago primarily due to lower salaries and benefits and administrative expenses.

•	The net interest margin was 2.86% in the third quarter of 2012 compared to 2.81% in the prior quarter and 3.40% in the third quarter a year ago.

•	Classified assets were 9.1% of total assets at September 30, 2012, compared to 10.4% at June 30, 2012 and 11.7% in the third quarter a year ago.

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Non-accrual loans were $30.0 million, or 6.0%, of total loans at September 30, 2012, compared to $17.5 million, or 3.6% of total loans at June 30, 2012, and $21.8 million, or 4.7% of total loans, at September 30, 2011.

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Non-performing assets, which consist of non-accrual loans and OREO, were $31.3 million, or 5.1% of total assets at September 30, 2012, compared to $19.0 million, or 2.9% of total assets at June 30, 2012 and $26.5 million, or 4.2% of total assets a year ago.

Asset Quality

“Aggressively managing our troubled assets remains a top priority. The increase in delinquencies during the quarter was driven by four loans secured by properties that are being marketed for sale,” said Christopher Maher, President and Chief Executive Officer. “We will remain diligent in our efforts to reduce credit costs as problem asset resolution occurs and the economy continues to recover.”

PNBK 3Q12 Results

November 29, 2012

Four owner-occupied residential real estate loans, of which three were already categorized as substandard, but accruing interest, deteriorated and were moved to non-accrual status during the quarter. Primarily due to this action, total non-accrual loans increased $12.6 million during the third quarter to $30.0 million, or 6.1% of gross loans compared to $17.5 million, or 3.6% of gross loans, three months earlier. Total non-accrual loans were $21.8 million, or 4.7% of gross loans at September 30, 2011. The overall trend, however, was positive as 93.2% of the portfolio remained current as of September 30, 2012.

Other real estate owned (OREO) was $1.3 million at September 30, 2012 compared to $1.5 million at June 30, 2012 and $4.7 million a year ago. Only one property remains in OREO and this property is contracted for sale in the fourth quarter. Non-performing assets, which consist of non-accrual loans and OREO, totaled $31.3 million, or 5.1% of total assets at quarter end, compared to $19.0 million, or 2.9% of total assets, at June 30, 2012, and $26.5 million, or 4.2% of total assets, a year ago.

“Due to the favorable recent loss history as it relates to our assessment of the adequacy of the allowance for loan losses, a loan loss provision was not recorded during the third quarter, the same as in the third quarter a year ago,” said Mr. Maher. In the second quarter of 2012, Patriot released $1.7 million from its allowance for loan losses. The allowance for loan losses totaled $6.7 million, or 1.34% of gross loans, at September 30, 2012 compared to $11.2 million, or 2.40%, of gross loans a year ago.

Balance Sheet Review

Patriot’s net loans increased 8.8% to $493.1 million at September 30, 2012, compared to $453.1 million a year ago. The year-over-year increase in net loans is primarily attributed to increases in commercial real estate loans, lines of credit and residential real estate loans. At September 30, 2012 the loan pipeline totaled $87.9 million, which reflects Patriot’s increased focus on new loan production, targeted at strengthening the margin and building fee income.

Total assets were $615.3 million at September 30, 2012, compared to $628.4 million at September 30, 2011. Total deposits were $484.0 million at September 30, 2012, compared to $507.7 million at September 30 of the prior year, as the Bank continues to focus on core transaction accounts while reducing the balance sheet by letting higher cost deposits run off. Non-interest bearing deposits increased 4.6% to $59.3 million at September 30, 2012, compared to $56.7 million a year earlier while interest bearing deposits declined 5.8% to $424.6 million at September 30, 2012, compared to $451.0 million a year earlier. Total deposits per branch averaged $34.3 million at September 30, 2012.

Income Statement Review

Patriot’s third quarter net interest income was $4.2 million, compared to $4.9 million in the third quarter a year ago. Interest income decreased 13.4% compared to the third quarter a year ago as a result of the lower interest rate environment’s impact on loans that re-priced, loan payoffs, and the overall loan mix. Interest expense decreased 10.7% compared to the third quarter a year ago due to the reduction in interest bearing deposits and the increase in non-interest bearing deposits. In the first nine months of 2012, net interest income was $19.5 million compared to $21.4 million in the first nine months of 2011. The decline compared to the first nine months of the prior year was due to the overall lower rate environment and the change in the balance sheet mix.

The lower interest rate environment held Patriot’s net interest margin flat during the third quarter. The net interest margin in the third quarter of 2012 was 2.86%, compared to 2.81% in the second quarter of 2012 and 3.40% in the third quarter a year ago. In the first nine months of the year the net interest margin was 2.98% compared to 3.12% in the first nine months of 2011.

PNBK 3Q12 Results

November 29, 2012

Third quarter non-interest income increased 13.7% to $1.5 million compared to $1.3 million in the third quarter of 2011, in part due to a net increase of $145,000 in the gain on sale of investment securities and a $31,000 gain on sale of loans. In the first nine months of the year, non-interest income improved modestly to $2.7 million compared to $2.6 million in the same period a year ago.

Non-interest expenses declined 5.0% to $5.7 million in the third quarter of 2012, compared to $6.0 million in the third quarter a year ago. Year-to-date, non-interest expenses decreased 27.5% to $18.1 million compared to $24.9 million in the same period a year earlier as a result of a significant reduction in salaries and benefits, restructuring charges, other real estate operations and professional services. “We closed our West End branch in June and closed three more branches during the first week of October. These branch closures will continue the significant reduction in our operating expenses going forward,” said Mr. Maher.

Capital

The capital ratios at September 30, 2012 for Patriot National Bancorp, Inc. and Patriot National Bank were:

	Patriot National Bancorp, Inc.	Patriot National Bank	Well Capitalized Requirement
Total Capital (to Risk Weighted Assets)	14.78%	14.45%	10.00%
Tier 1 Capital (to Risk Weighted Assets)	13.52%	13.19%	6.00%
Tier 1 Capital (to Average Assets)	9.60%	9.37%	5.00%

About the Company

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 11 full service branches, 9 in Connecticut and two in New York. It also has a loan production office in Stamford, CT.

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Bancorp undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011.

PNBK 3Q12 Results

November 29, 2012

PATRIOT NATIONAL BANCORP, INC.

STATEMENTS OF OPERATIONS

(unaudited)	Three Months Ended			Nine Months Ended
Dollars in thousands, except per share data	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011	Sep. 30, 2012	Sep. 30, 2011
Interest and dividend income
Interest and fees on loans	$5,533	$5,811	$6,185	$18,011	$19,680
Interest on investment securities	396	427	665	1,300	1,425
Dividends on investment securities	32	32	56	97	207
Interest on federal funds sold	—	—	—	—	7
Other interest income	22	40	2	72	122

Total interest and dividend income	5,983	6,310	6,908	19,480	21,441

Interest expense
Interest on deposits	1,240	1,421	1,385	4,178	4,804
Interest on Federal Home Loan Bank borrowings	358	354	428	1,069	1,270
Interest on subordinated debt	75	75	71	226	212
Interest on other borrowings	78	77	78	232	231

Total interest expense	1,751	1,927	1,962	5,705	6,517

Net interest income	4,232	4,383	4,946	13,775	14,924
Provision for loan losses	—	(1,713)	—	(2,559)	8,464

Net interest income after provision for loan losses	4,232	6,096	4,946	16,334	6,459

Non-interest income
Mortgage brokerage referral fees	35	22	14	69	28
Loan application, inspection and processing fees	29	16	21	59	61
Deposit fees and service charges	215	227	207	671	736
Gain on sale of loans	31	—	—	295	80
Gain on sale of investment securities	924	—	780	916	780
Earnings on cash surrender value of life insurance	122	120	170	385	491
Other income	101	70	90	267	398

Total non-interest income	1,457	455	1,282	2,662	2,574

Non-interest expense
Salaries and benefits	2,620	2,725	2,840	8,237	9,244
Occupancy and equipment expense	1,127	1,135	1,039	3,386	3,685
Data processing	379	346	316	1,070	980
Professi ional and other outside services	510	854	546	1,979	2,662
Advertising and promotional expenses	15	8	92	41	522
Loan administration and processing expenses	35	46	88	89	174
Regulatory assessments	439	462	432	1,311	1,671
Insurance expense	109	109	227	387	687
Other real estate operations	22	16	(26)	(111)	1,019
Material and communications	106	133	163	370	527
Restructuring charges and asset disposals	8	127	—	503	2,986
Other operating expenses	301	245	256	825	779

Total non-interest expenses	5,671	6,206	5,973	18,087	24,936

Income (loss) before income taxes	18	345	255	909	(15,903)
Provision for income taxes	—	—	—	—	—

Net income (loss)	$18	$345	$255	$909	$(15,903)

Basic and diluted income (loss) per share	0.00	$0.01	$0.01	$0.02	$(0.41)

PNBK 3Q12 Results

November 29, 2012

(Dollars in thousands, except per share data) (Unaudited)	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011
Assets
Cash and due from banks	$43,831	$62,177	$39,982
Federal funds sold	—	—	—
Short-term investments	710	710	3,206

Total cash and cash equivalents	44,541	62,887	43,188

Securities-available for sale	18,315	56,343	88,529
Other investments	3,500	3,500	3,500
FRB & FHLB stock	6,088	6,063	6,215

Total securities	27,903	65,906	98,244

Gross loans	499,801	490,532	464,291
Allowance for loan losses	(6,692)	(6,674)	(11,158)

Net loans	493,109	483,858	453,133

Real estate loans held for sale	1,950	—	250
Accrued interest and dividend receivable	1,979	2,289	2,321
Premise and equipment, net	4,656	4,713	4,181
Cash surrender value of life insurance	21,369	21,248	20,840
Other real estate owned	1,252	1,518	4,732
Deferred tax asset, net (1)	—	—	—
Other assets	18,589	1,848	1,538

Total assets	$615,348	$644,267	$628,427

Liabilities and Shareholders’ Equity

Deposits
Non interest bearing deposits	$59,309	$71,722	$56,699
Interest bearing deposits	424,644	450,373	451,024

	483,953	522,095	507,723

FHLB advances and repurchase agreements	67,000	57,000	57,000
Subordinated debt	8,248	8,248	8,248
Accrued expenses and other liabilities	5,015	5,165	4,786

Total Liabilities	564,216	592,508	577,757

Common stock	385	385	384
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	105,285	105,183	105,050
Accumulated deficit	(53,950)	(53,968)	(55,302)
Accumulated other comprehensive income	(428)	319	698

Total shareholders’ equity	51,132	51,759	50,670

Total liabilities and shareholders’ equity	$615,348	$644,267	$628,427

(1)	Includes the deferred tax asset and a full valuation allowance of $13.7 million, $ 13.5 million and $ 16.1 million, respectively.

PNBK 3Q12 Results

November 29, 2012

Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011
Asset Quality:
Nonaccrual loans	$30,020	$17,452	$21,776
Other real estate owned	1,252	1,518	4,732

Total nonperforming assets	$31,272	$18,970	$26,508

Nonaccrual loans / portfolio loans	6.01%	3.56%	4.69%
Nonperforming assets / assets	5.08%	2.94%	4.22%
Allowance for loan losses	$6,692	$6,674	$11,158
Allowance for loan losses / portfolio loans	1.34%	1.36%	2.40%
Allowance / nonaccrual loans	22.92%	38.24%	51.24%
Gross loan charge-offs for the quarter	$4	$91	$218
Gross loan recoveries for the quarter	$22	$17	$16
Net loan charge-offs for the quarter	$(18)	$74	$202

Capital Data:
Book value per share (1)	$1.33	$1.35	$1.32
Tangible book value per share (2)	$1.33	$1.35	$1.32
Shares outstanding	38,467,073	38,467,073	38,362,727

(1)	Book value per share represents shareholders’ equity divided by outstanding shares.
(2)	Tangible book value per share represents shareholders’ equity less intangible assets divided by outstanding shares.

Note: Transmitted on Business Wire on November 29, 2012 at 7:41 p.m. EST.